EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors of
Blue Holdings, Inc.

         We hereby consent to the inclusion in the Registration Statement on Form S-8 (File No. 333-127723) of Blue Holdings Inc. of our report dated March 10, 2006, relating to the financial statements of Blue Holdings Inc. as of December 31, 2005, and for the period September 13, 2004 (Inception) to December 31, 2004.



/s/ Weinberg & Company, P.A.

Los Angeles, Ca.
May 3, 2006